UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2005

Digital Theater Systems, Inc.

(Exact name of registrant as specified in its charter)

000-50335

(Commission File Number)

Delaware	77-0467655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5171 Clareton Drive
Agoura Hills, California  91301

(Address of principal executive offices, with zip code)

(818) 706-3525

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into or Amendment of Material Definitive Agreement

On February 24, 2005, Digital Theater Systems, Inc. (the “Company”) entered into an employment agreement, effective as of January 3, 2005, with Daniel E. Slusser in connection with the continued employment of Mr. Slusser as Chairman of the Board of Directors of the Company (the “Agreement”).  The term of the Agreement expires January 1, 2006.

Pursuant to the Agreement, the Company will pay Mr. Slusser a base salary of $100,000 per year and annual bonuses as determined by the Company’s Board of Directors.  In addition, the Agreement provides for severance payments to Mr. Slusser upon certain events of termination by either the Company or Mr. Slusser, including a lump sum payment of Mr. Slusser’s base salary due through the term of the Agreement, acceleration of vesting of his stock options and, at his option, upon a sale or change of control of the Company (as defined in the Agreement), an additional lump sum payment of $250,000.

A copy of the Agreement is attached to this Current Report as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(c)                                  Exhibits

10.1                           Employment Agreement, effective as of January 3, 2005, between Digital Theater Systems, Inc. and Daniel E. Slusser

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL THEATER SYSTEMS, INC.

Date: March 1, 2005	By:	/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Employment Agreement, effective as of January 3, 2005, between Digital Theater Systems, Inc. and Daniel E. Slusser